PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 24, 2000)

9,200,000 Securities

AES TRUST VII

$3.00 Trust Convertible Preferred Securities ("Preferred Securities")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by and convertible into Common Stock of

THE AES CORPORATION

       AES Trust VII, a statutory business trust created under the laws of the state of Delaware, issued and sold 9,200,000 $3.00 Trust Convertible Preferred Securities ("Preferred Securities"), liquidation preference $50 per security in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement (Registration No. 333-40870) on August 24, 2000 ("Registration Statement"), in order to permit the holders of the Preferred Securities to resell their Preferred Securities in offerings registered with the Securities and Exchange Commission. On pages 57 through 59 of the Registration Statement, there is a table that lists:

  each person selling Preferred Securities in connection with the prospectus (the "Selling Holders"); and
  the number of Preferred Securities beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that Registration Statement, adds certain additional information to the list of Selling Holders:

  Fidelity Financial Trust: Fidelity Convertible Securities Fund* is added as a Selling Holder that owns 126,215 Preferred Securities.

    None of such Selling Holders has a material relationship with AES Trust VII or The AES Corporation except as we have described in the accompanying prospectus.

*  The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 27, 2001